As filed with the Securities and Exchange
                        Commission on January 30, 1998

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM N-8A


                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.    Name

            Life Insurance Separate Account of USAA Life Insurance Company

B.    Address of Principal  Business Office (No. & Street,  City,  State,  Zip
      Code):

            9800 Fredericksburg Road
            San Antonio, TX 78288

C.    Telephone Number (including area code):

            1-800-531-2923

D.    Name and Address of Agent for Service of Process:

            DWAIN A. AKINS, ESQ.
            Assistant Vice President and Assistant Secretary
            USAA Life Insurance Company
            9800 Fredericksburg Road, C-3-W
            San Antonio, TX 78288

 Copes to:

            GARY O. COHEN, ESQ.
            Freedman, Levy, Kroll & Simonds
            1050 Connecticut Avenue, N.W.
            Suite 825
            Washington, D.C. 20036
            202-457-5107

E.    Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        YES / X /                 NO /   /


                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940 the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of San Antonio and state of Texas on this 23rd day of January, 1998.

                                            Life Insurance Separate Account of
                                            USAA Life Insurance Company

                                            By:  USAA Life Insurance Company


                                            By:  /s/EDWIN L. ROSANE
                                                 ------------------
                                                 EDWIN L. ROSANE
                                                 President




Attest:  /s/DWAIN A. AKINS
         ----------------------------
         DWAIN A. AKINS
         Assistant Vice President and
            Assistant Secretary